UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2011

HOKU CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1288 Ala Moana Blvd, Suite 220 Honolulu, Hawaii		96814
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement

Reseller Agreement

On November 14, 2011, Tianwei Solar USA, Inc. (“Tianwei Solar”), a wholly-owned subsidiary of Hoku Corporation (“Hoku”), entered into a Reseller Agreement (the “Reseller Agreement”) with Tianwei New Energy Holdings Co., Ltd., Hoku’s parent company (“Tianwei”), pursuant to which Tianwei Solar was appointed as the primary distributor of Tianwei’s photovoltaic (“PV”) modules to the North American market.

Pursuant to the terms of the Reseller Agreement, Tianwei Solar will market, distribute and sell Tianwei’s full range of UL-listed PV modules in North America.  Tianwei will provide sales and marketing support in the form of print and other advertising media, and it will contribute dedicated technical and sales representatives to assist Tianwei Solar.  Tianwei Solar will receive all marginal profit recognized from the sale of the PV modules.  The initial term of the Reseller Agreement is one year, and it will automatically renew unless either party terminates by providing prior written notice to the other party.

Hoku has established an office in Southern California for Tianwei Solar, and Tianwei Solar will initially focus on developing key sales channels within the commercial and residential segments of the distributed generation solar market.  Tianwei Solar and Tianwei will concurrently work to expand sales into the utility market.

The foregoing description of the Reseller Agreement is only a summary and qualified in its entirety by the text of the Reseller Agreement, a copy of which will be filed with our Quarterly Report on Form 10-Q for the fiscal quarter ending December 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 18, 2011

Hoku Corporation

By:	/s/ Scott Paul
Scott Paul
Chief Executive Officer